Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated March 25, 2011 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in this Form 20-F.
PricewaterhouseCoopers LLP
London, England
March 25, 2011